Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT:
Joseph W. Kaufmann
President and Chief Executive Officer
(610) 524-0188

KENSEY NASH REPORTS THIRD QUARTER RESULTS,
ANNOUNCES EARNINGS OF $0.26 PER SHARE AND REVENUES OF $14.8 MILLION

EXTON, PA, April 20, 2005 -- Kensey Nash Corporation (Nasdaq: KNSY) today announced earnings of $0.26 per share and revenues of $14.8 million for its third fiscal quarter ended March 31, 2005. This compares to the Company’s revised guidance range for revenues of $14.3 to $14.8 million and earnings per share of $0.25 to $0.26 provided on March 16, 2005.

Third Quarter Results. Total revenues for the third quarter were $14.8 million compared to $15.8 million in the prior year period. Net sales of $9.4 million were consistent with our prior year third quarter. Net income for the quarter decreased 8% to $3.2 million, or $0.26 per share, compared to $3.5 million, or $0.28 per share, for the prior year period. The declines in total revenue and in net income are primarily the result of an $800,000 decrease in royalty income in the March 31, 2005 quarter over the comparable prior year period. This is the result of the 33% decrease in the Angio-Seal™ royalty rate, from 9% to 6% which occurred in April 2004, partially offset by continued Angio-Seal™ unit growth and the addition of the Orthovita royalty income in the current year.

Royalty income of $5.4 million increased 8% sequentially from the quarter ended December 31, 2004 and included $4.9 million in Angio-Seal™ royalties and $572,000 in royalties from Orthovita (Nasdaq: VITA). Although Angio-Seal™ sales increased 17% in the March 31, 2005 quarter over the same period a year earlier, Angio-Seal royalty income of $4.9 million declined from $6.2 million, a 21% decrease from the prior year period as a result of the 33% decline in the royalty rate. In the Company’s fourth quarter, the comparative year over year Angio-Seal™ royalty income rates will be approximately 6% in both the current and prior year periods. Combined with on-going strength of Angio-Seal™ end-user sales, continued launches by Orthovita of co-developed products, and other sources of royalty income in progress, the Company expects royalty income to increase going forward.

Kensey Nash’s balance sheet continues to be strong with $107.5 million of total assets, $46.5 million of cash and interest bearing investments, $99.0 million of stockholders’equity, and no debt reported at March 31, 2005. During the quarter, the Company generated cash flow from operations of $3.7 million offset primarily by capital spending of $7.5 million, including $6.0 million for construction costs of our new facility, and share repurchases totaling $1.7 million.

Year-to-Date Results. Total revenues for the nine months ended March 31, 2005 increased 8% to $45.1 million compared to $41.9 million in the prior year period. Net sales increased 20% to $29.7 million from $24.8 million in the comparable nine months of the prior fiscal year. Net income for the nine months ended March 31, 2005 increased 10% to $9.6 million, or $0.79 per share, compared to $8.8 million, or $0.72 per share, for the prior year period.

CEO Comments on Results. “St. Jude Medical’s Angio-Seal™ sales continued to grow, both sequentially and year over year,” commented Joseph W. Kaufmann, President and CEO of Kensey Nash Corporation. “Orthovita royalties increased significantly over the prior year quarter, the period of the first product launch, and 10% sequentially, reflecting the strong market acceptance of products jointly developed by Kensey Nash and Orthovita in the bone grafting market,” he continued. “Overall, net sales for the quarter were flat year over year, however sales of Angio-Seal™ components were up 19% but were offset by a similar decline in sales of sports medicine products. As previously stated, we look for growth in the sports medicine business to return in our fiscal 2006,” Mr. Kaufmann commented.

CEO Comments on TriActiv. “This was a very exciting quarter for our company with the FDA clearance of the TriActiv® Embolic Protection System and the recent launch of this product by our new direct sales force in the U.S.” Mr. Kaufmann continued. “We also received CE mark approval for European marketing and sale of the FX™ system, a new generation of the TriActiv® System. These approvals provide a significant platform for growth in fiscal 2006,” he continued. “On the TriActiv clinical front, we initiated a clinical study, a multi-center prospective registry, for the FX™ system in the U.S. during the quarter.”

Fiscal Year 2005 Guidance. The Company’s guidance for the fiscal year was provided on March 16, 2005, and remains unchanged. The Company estimates earnings per share of $1.08 to $1.10. Total fiscal year revenues are estimated to be in a range of $61 to $62 million. Included in this estimate are net sales of $40 to $41 million, an approximate increase of 10% to 13% over the previous fiscal year, and royalties of approximately $21 to $21.5 million. The estimates provided exclude any TriActiv® System sales in the U.S. for the remainder of fiscal 2005 and also exclude any estimates of the impact of the Company’s transition to its new facility.

Share Repurchase. During the third fiscal quarter 2005, the Company repurchased 64,133 shares for approximately $1.7 million. These shares were part of the previously authorized and announced share repurchase programs, under which approximately 395,000 shares remain authorized for repurchase under the March 2005 plan. This repurchase program is effective through September 30, 2005.

Conference Call and Webcast. The Company will be holding a conference call to discuss the third quarter earnings results on Thursday, April 21, 2005 at 11:00 AM eastern time. A live webcast of the conference call will be broadcast. Please visit the investor relations page at www.kenseynash.com for the link. To participate in the conference call, interested parties may call 612-332-0819. A replay of the call will also be available starting April 21, 2005 at 2:30 PM Eastern through Tuesday, April 26, 2005 at 11:59 PM Eastern by calling 800-475-6701, access code 779479.

About Kensey Nash Corporation. Kensey Nash Corporation is a leading developer and manufacturer of absorbable biomaterials-based products with applications in the cardiology, orthopaedics, spine, drug and biologics delivery, periodontal/dental, surgical and wound care markets. The Company was a pioneer in the field of arterial puncture closure, as the inventor and developer of the Angio-Seal™ Vascular Closure Device, which is licensed to St. Jude Medical, Inc. The TriActiv® System, a novel embolic protection system, is approved for sale in the U.S. The TriActiv® FX™ System, the second generation of the TriActiv® System, is approved for sale in the European Union and is being studied in a clinical trial in the U.S.

Cautionary Note for Forward-Looking Statements. This press release contains forward-looking statements that reflect the Company’s current expectations about its prospects and opportunities including the Company’s guidance regarding operating results for fiscal 2005 under the caption “Fiscal Year 2005 Guidance”. The Company has tried to identify these forward looking statements by using words such as “expect,” “anticipate,” “estimate,” “plan,” “will,” “forecast,” “believe,“ guidance,” “projection” or similar expressions, but these words are not the exclusive means for identifying such statements. The Company cautions that a number of risks, uncertainties, and other important factors could cause the Company’s actual results to differ materially from those in the forward-looking statements including, without limitation, the ability of the Company and its customers to obtain necessary regulatory approvals (including future regulatory approvals for the TriActiv® System) and the timing thereof, the Company’s dependence on two major customers: St. Jude Medical and Orthovita, St. Jude Medical’s success in marketing the Angio-Seal™ device, Orthovita’s success in selling co-developed products, demand for and the Company’s ability to develop and manufacture biomaterial products, including Angio-Seal™ components, sales and marketing success of the TriActiv® System, and competition from other technologies in the marketplace. For a more detailed discussion of these and other factors, please see the Company’s SEC filings, including the disclosure under “Risk Factors” in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

-FINANCIAL INFORMATION TO FOLLOW-

KENSEY NASH CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	Three Months		Nine Months
	Ended March 31,		Ended March 31,
	2005	2004	2005	2004
Revenues:
Net sales	$9,365,150	$9,402,745	$29,664,812	$24,756,449
Research and development	-	135,099	253,292	462,208
Royalty income	5,425,668	6,237,616	15,170,825	16,660,906
Total revenues	14,790,818	15,775,460	45,088,929	41,879,563
Operating costs and expenses:
Cost of products sold	3,844,127	4,275,791	12,194,487	11,155,622
Research and development	3,636,957	4,308,411	11,755,406	12,633,967
Selling, general and administrative	3,101,907	2,222,779	8,365,363	6,255,144
Total operating costs and expenses	10,582,991	10,806,981	32,315,256	30,044,733
Income from operations	4,207,827	4,968,479	12,773,673	11,834,830
Interest and other income, net	353,073	252,005	994,833	798,039
Pre-tax income	4,560,900	5,220,484	13,768,506	12,632,869
Income tax expense	1,368,270	1,735,092	4,130,552	3,870,865
Net income	$3,192,630	$3,485,392	$9,637,954	$8,762,004
Income per common share, assuming dilution	$0.26	$0.28	$0.79	$0.72
Diluted weighted average common shares outstanding	12,199,697	12,265,534	12,218,812	12,245,510

KENSEY NASH CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	June 30,
	2005	2004
Assets
Current assets:
Cash, cash equivalents and investments	$46,484,677	$61,096,487
Trade receivables	8,509,781	6,005,702
Other receivables	6,500,768	4,943,878
Inventory	4,928,961	3,481,599
Prepaids and other assets	2,562,658	1,418,528
Deferred tax asset, current	1,734,881	2,607,669
Total current assets	70,721,726	79,553,863
Property, plant and equipment, net	28,742,575	15,984,900
Acquired patents and proprietary rights, net	4,716,687	2,410,623
Deferred tax asset, non-current	-	2,825
Goodwill	3,284,303	3,284,303
Total assets	$107,465,291	$101,236,514

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued expenses	$7,292,139	$6,483,366
Current portion of debt	-	219,147
Current portion of deferred revenue	100,240	109,773
Total current liabilities	7,392,379	6,812,286
Long term portion of deferred revenue	385,135	-
Deferred tax liability, non-current	676,674	-
Total stockholders' equity	99,011,103	94,424,228
Total liabilities and stockholders' equity	$107,465,291	$101,236,514